                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                               INTERCARDIA, INC.
                            -----------------------
                               (Name of Issuer)


                    Common Stock, par value $.001 per share
                    ---------------------------------------
                         (Title of Class of Securities)


                                   45844M106
                                ---------------
                                (CUSIP Number)


                              Andrew S. Paul, Esq.
                        c/o Tudor Investment Corporation
                         One Liberty Plaza (51st Floor)
                           New York, New York  10006
                                (212) 602-6700
                          ---------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               October 13, 1998
                      -----------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor Investment Corporation
      TIN: 22-2514825
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [  ]
                                                        (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                             [X ]
-----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
  SHARES        -------------------------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            286,100
  EACH          -------------------------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
  PERSON              0
  WITH          -------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      286,100
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                      286,100
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      3.9%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Paul Tudor Jones, II
      TIN:
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [  ]
                                                  (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                        [  ]
----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
----------------------------------------------------------------
                7     SOLE VOTING POWER
  NUMBER OF           0
    SHARES      ------------------------------------------------
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY            313,400
    EACH        ------------------------------------------------
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON             0
    WITH        ------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      313,400
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                      313,400
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      4.3%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Raptor Global Fund Ltd.
      TIN:  n/a
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [  ]
                                                  (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       [  ]
-----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
-----------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          0
    SHARES      -------------------------------------------------
BENEFICIALLY    8    SHARED VOTING POWER
  OWNED BY           149,700
    EACH        -------------------------------------------------
 REPORTING      9    SOLE DISPOSITIVE POWER
   PERSON            0
    WITH        -------------------------------------------------
                10   SHARED DISPOSITIVE POWER
                     149,700
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                     149,700
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     2.1%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Raptor Global Fund L.P.
      TIN: 13-3735415
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a)  [  ]
                                                        (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
------------------------------------------------------------------
                   7     SOLE VOTING POWER
  NUMBER OF              0
  SHARES           -----------------------------------------------
BENEFICIALLY       8     SHARED VOTING POWER
  OWNED BY               0
  EACH             -----------------------------------------------
 REPORTING         9     SOLE DISPOSITIVE POWER
  PERSON                 0
  WITH             -----------------------------------------------
                   10    SHARED DISPOSITIVE POWER
                         0
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                         0
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                         0.0%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor Arbitrage Partners L.P.
      TIN:  13-3496979
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [  ]
                                                  (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                        [  ]
-----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          0
  SHARES        -------------------------------------------------
BENEFICIALLY    8    SHARED VOTING POWER
  OWNED BY           27,300
  EACH          -------------------------------------------------
 REPORTING      9    SOLE DISPOSITIVE POWER
  PERSON             0
  WITH          -------------------------------------------------
                10   SHARED DISPOSITIVE POWER
                     27,300
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                     27,300
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.4%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor Global Trading LLC
      TIN:  13-3862744
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [  ]
                                                  (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                        [  ]
-----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-----------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          0
  SHARES        -------------------------------------------------
BENEFICIALLY    8    SHARED VOTING POWER
  OWNED BY           27,300
  EACH          -------------------------------------------------
 REPORTING      9    SOLE DISPOSITIVE POWER
  PERSON             0
  WITH          -------------------------------------------------
                10   SHARED DISPOSITIVE POWER
                     27,300
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                     27,300
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.4%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor BVI Futures, Ltd.
      TIN: n/a
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a)  [  ]
                                                  (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                        [  ]
-----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      British Virgin Islands
-----------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          0
    SHARES      -------------------------------------------------
BENEFICIALLY    8    SHARED VOTING POWER
  OWNED BY           136,400
    EACH        -------------------------------------------------
 REPORTING      9    SOLE DISPOSITIVE POWER
   PERSON            0
    WITH        -------------------------------------------------
                10   SHARED DISPOSITIVE POWER
                     136,400
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                     136,400
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     1.9%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
-----------------------------------------------------------------

--------------------
CUSIP NO. 45844M106
--------------------
-----------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Upper Mill Capital Appreciation Fund Ltd.
      TIN:  n/a
-----------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                    (a)  [  ]
                                                    (b)  [X ]
-----------------------------------------------------------------
3.    SEC USE ONLY

-----------------------------------------------------------------
4.    SOURCE OF FUNDS
      OO
-----------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                        [  ]
-----------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
-----------------------------------------------------------------
                7    SOLE VOTING POWER
  NUMBER OF          0
    SHARES      -------------------------------------------------
BENEFICIALLY    8    SHARED VOTING POWER
  OWNED BY           0
    EACH        -------------------------------------------------
 REPORTING      9    SOLE DISPOSITIVE POWER
   PERSON            0
    WITH        -------------------------------------------------
                10   SHARED DISPOSITIVE POWER
                     0
-----------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                     0
-----------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                          [  ]
-----------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     0.0%
-----------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
-----------------------------------------------------------------

Item 1.  Security and Issuer
         -------------------

         This Amendment No. 1, dated October 16, 1998, to Statement on Schedule 13D, relates to the common stock, par value $.001 per share ("Common Stock"), of INTERCARDIA, INC., a Delaware corporation (the "Company"), filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), Tudor Arbitrage Partners L.P., a Delaware limited partnership ("TAP"), Tudor Global Trading LLC, a Delaware limited liability company ("TGT"), Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI"), and The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill", and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., TAP, TGT, and Tudor BVI, the "Reporting Persons").* The summary of information on the schedule attached hereto is qualified in its entirety by reference to such schedule, which is incorporated by reference herein.

         The Company's principal executive offices are located at P.O. Box 14287, 3200 East Highway 54, Cape Fear Building, Suite 300, Research Triangle Park, NC 27709.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock within the past sixty days.

         Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TGT, as the sole general partner of TAP, may be deemed to beneficially own the shares of Common Stock owned by TAP. In addition, because Mr. Jones owns a majority of the capital stock and voting securities of TIC and indirectly owns a majority of the equity interests in TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT.

-------------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

           Based on the information contained in the Company's Form 10-Q for the quarter ended June 30, 1998 that there were 7,282,412 shares of Common Stock issued and outstanding as of August 12, 1998, each Reporting Person beneficially owns (or, with respect to TIC, Mr. Jones and TGT, may be deemed to beneficially own) the number and percentage of outstanding shares of Common Stock listed in the responses to Items 11 and 13, respectively, of the cover page filed herewith for such Reporting Person. In addition, the number of shares of Common Stock beneficially owned (or, with respect to TIC, Mr. Jones and TGT, which may be deemed beneficially owned) by each Reporting Person with respect to which such Reporting Person (i) has sole voting power, (ii) shares voting power, (iii) has sole dispositive power and (iv) shares dispositive power are listed in the responses to Items 7, 8, 9 and 10, respectively, of the cover page filed herewith for such Reporting Person. The voting and dispositive power is reported as shared because each of the Reporting Persons (other than TIC, TAP, TGT, and Mr. Jones) has the power to remove TIC as its investment advisor or general partner. Each of the Reporting Persons (other than TIC and Mr. Jones) expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by any other Reporting Person and each of TIC, Mr. Jones and TGT disclaim beneficial ownership of the Common Stock beneficially owned by Raptor Ltd., Raptor L.P., TAP, Tudor BVI, Upper Mill, and, in the case of TIC and Mr. Jones, TGT.

  Following the sales reported on Schedule I, none of the Reporting Persons remained the beneficial owner, pursuant to Rule (d)(1)(i), of more than 5% of the Common Stock of the Company.

                              SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Statement on
Schedule 13D is true, complete and correct.

Dated:  October 16, 1998


                            TUDOR INVESTMENT CORPORATION



                            By:   \s\ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Managing Director &
                                   General Counsel


                               \s\ Paul Tudor Jones, II
                             --------------------------
                            Paul Tudor Jones, II



                            THE RAPTOR GLOBAL FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor


                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Managing Director &
                                       General Counsel



                            THE RAPTOR GLOBAL FUND L.P.

                            By: TUDOR INVESTMENT CORPORATION,
                                  General Partner



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Managing Director &
                                       General Counsel

                            TUDOR ARBITRAGE PARTNERS L.P.

                            By: TUDOR GLOBAL TRADING LLC,
                                  General Partner



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Managing Director &
                                       General Counsel



                            TUDOR GLOBAL TRADING LLC



                            By:   \s\ Andrew S. Paul
                                --------------------
                            Name:  Andrew S. Paul
                            Title: Managing Director &
                                   General Counsel



                            TUDOR BVI FUTURES, LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Trading Advisor



                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Managing Director &
                                       General Counsel



                            THE UPPER MILL CAPITAL
                             APPRECIATION FUND LTD.

                            By: TUDOR INVESTMENT CORPORATION,
                                  Sub-Investment Manager


                                By:   \s\ Andrew S. Paul
                                    --------------------
                                Name:  Andrew S. Paul
                                Title: Managing Director &
                                       General Counsel

                                                            Schedule I

                                TRANSACTIONS

         All shares of Common Stock were purchased or sold in open market transactions for cash.

Raptor L.P.
-------------

Date           Transaction             # Shares              $/Share
-------        -----------             --------              -------
9/22/98        Sale                    (2,000)               $3.8750
10/1/98        Sale                    (10,000)              $3.8750
10/6/98        Sale                    (25,000)              $3.8750
10/13/98       Sale                    (18,400)              $3.8750

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  0

TAP
---

Date           Transaction             # Shares              $/Share
----           -----------             --------              -------
10/13/98       Sale                    (3,900)               $3.8750

Total Common Stock beneficially owned as of
the date of this Schedule 13D:  27,300

Upper Mill
----------

Date           Transaction             # Shares              $/Share
----           -----------             --------              -------
10/13/98       Sale                    (11,100)              $3.8750
10/14/98       Sale                    (18,400)              $3.3750

Total Common Stock beneficially owned as of the date of this Schedule 13D: 0